EXHIBIT   2.2

UNAUDITED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED MARCH 31, 2005

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Unaudited – Prepared by Management)

(Expressed in Canadian dollars)

March 31, 2005

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Mining and Metals Corporation have been prepared by and are the responsibility of the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years.

Minco Mining and Metals Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Balance Sheets
(Unaudited - Prepared by Management)
(Expressed in Canadian Dollars)
	March 31, 2005	December 31, 2004
ASSETS

Current
Cash and cash equivalents	$1,243,812	$447,613
Temporary investments	10,636,555	11,725,413
Receivables	472,860	583,418
Prepaid expenses and deposits	176,470	72,778

	12,529,697	12,829,222

Mineral interests (Note 3)	100	100

Equipment (Note 4)	191,598	196,369

	$12,721,395	$13,025,691

LIABILITIES

Current
Accounts payable and accrued liabilities	$269,925	$316,154

NON-CONTROLLING INTEREST (Note 5)	2,971,176	2,987,324

SHAREHOLDERS' EQUITY

Share capital (Note 6a)	25,065,881	24,801,137

Contributed surplus (Note 6c)	947,768	804,057

Deficit	(16,533,355)	(15,882,981)

	9,480,294	9,722,213

	$12,721,395	$13,025,691

Approved by the Directors:	"William Meyer"	"Robert Gayton"
	William Meyer	Robert Gayton

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
(Unaudited - Prepared by Management)
(Expressed in Canadian Dollars)
	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

Exploration costs, net of recovery (Note 3)	$126,525	$75,944

Administrative expenses
Accounting and audit	8,357	4,651
Advertising	3,683	7,513
Amortization of equipment	5,780	4,743
Consulting fees	85,255	50,628
Foreign exchange loss (gain)	(29,913)	(4,922)
Investor relations	39,238	38,375
Legal	25,482	1,929
Listing, filing and transfer agents	26,953	16,443
Management fees	-	-
Office and miscellaneous	40,598	11,509
Property investigation	31,150	30,039
Rent	76,467	36,047
Salaries and benefits	95,536	21,735
Stock based compensation (Notes 2 and 6c)	170,249	293,099
Telephone	5,671	1,953
Travel and transportation	25,459	9,268

	609,965	523,010

Operating loss	(736,490)	(598,954)

Other income (loss)
Interest and sundry income	69,968	19,763

Loss for the period before non-controlling interest	(666,522)	(579,191)

Non-controlling interest (Note 5)	16,148	-

Loss for the period	(650,374)	(579,191)

Deficit, beginning of period	(15,882,981)	(12,757,019)

Cumulative effect of a change in an accounting policy (Note 2)	-	(154,300)

Deficit, end of period	$(16,533,355)	$(13,490,510)

Loss per share - basic and diluted	$(0.02)	$(0.02)

Weighted average number of common shares
outstanding - basic and diluted	35,106,229	29,382,867

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Statement of Cash Flows
(Unaudited - Prepared by Management)
(Expressed in Canadian Dollars)
	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

Cash flows from (used in) operating activities
Loss for the period	$(650,374)	$(579,191)
Adjustment for items not involving cash:
- amortization of equipment	5,780	4,743
- stock based compensation	170,249	293,099
- non-controlling interest in loss	(16,148)	-
Change in non-cash working capital items:	-
- receivables	110,558	(52,055)
- prepaid expenses and deposits	(103,692)	(8,384)
- accounts payable and accrued liabilities	(46,229)	(19,380)

	(529,856)	(361,168)

Cash flows from financing activities
Shares issued for cash	238,206	209,542

	238,206	209,542

Cash flows from (used in) investing activities
Acquisition of equipment	(1,009)	(2,485)
Decrease (increase) in temporary investments	1,088,858	3,668,413

	1,087,849	3,665,928

Increase (decrease) in cash and cash equivalents	796,199	3,514,302

Cash and cash equivalents, beginning of period	447,613	625,396

Cash and cash equivalents, end of period	$1,243,812	$4,139,698

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2005

(Unaudited -Prepared by Management)

(Expressed in Canadian Dollars)

1.

Basis of Presentation

These interim consolidated financial statements have been prepared using the same accounting policies and methods of their application as were used in the preparation of the most recent annual consolidated financial statements of the Company.  These interim consolidated financial statements do not include all disclosures normally provided in the annual consolidated financial statements and should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2004 filed on SEDAR April 1, 2005.  In management's opinion, all adjustments necessary for fair presentation have been included in these interim consolidated financial statements. Interim results are not necessarily indicative of the results expected for the fiscal year. Certain comparative figures have been reclassified to conform to the current period's presentation.

2.

Change in Accounting Policies

Effective January 1, 2004, the Company adopted the Canadian Institute of Chartered Accountants Handbook section on Stock-based compensation and other stock-based payments.  Under this Handbook section, the Company is required to expense, over the vesting period, the fair value of the options at the date of grant.  As permitted by this Handbook section, the Company applied this change retroactively, without restatement, for options granted on or after January 1, 2003.  As a result, the opening deficit as at January 1, 2004 was adjusted to reflect an expense of $154,300 relating to options granted since January 1, 2003.  The Company recorded $505,932 in the year ended December 31, 2004 and $170,249 in the three months ended March 31, 2005 as stock-based compensation and credited these amounts to contributed surplus. Prior to January 1, 2004, no compensation expense was recognized when options were issued to employees or directors but pro-forma information was provided showing the effect on net loss and loss per share if the Company had applied the fair value-based method.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

3.

Mineral Interests

The Company follows the practice of expensing all exploration costs until mineral reserves have been established. The costs incurred on the Company’s mineral properties, which are all located in China, are as follows:

	Cumulative Costs Incurred to December 31, 2004	Costs Incurred January 1 to March 31, 2005	Cumulative Costs Incurred to March 31, 2005
Currently active properties:
Gansu
- White Silver Mountain	$1,397,589	$6,330	$1,403,919
- Yangshan (Anba)	154,046	3,090	157,136
- West Extension of Yangshan	213,797	22,572	236,369
Inner Mongolia
- Gobi Gold	1,472,158	1,225	1,473,383
- BYC	54,783	27,420	82,203
Guangdong
- Changkeng	380,800	33,461	414,261
- Fuwan	86,938	32,427	119,365
	3,760,111	126,525	3,886,636
Inactive properties:
- Heavenly Mountains	100	-	100
- Emperor’s Delight	100	-	100.
- Crystal Valley	100	-	100
- Stone Lake	100	-	100
- Changba Lijiagou Lead-Zinc Deposit	100	-	100
- Chapuzi	100	-	100
	600	-	600

Total	3,760,711	126,525	3,887,236
Exploration cost recoveries	(165,536)	-	(165,536)
Expensed exploration costs	(3,595,075)	(126,525)	(3,721,600)
	$100	$-	$100

In 2004, the Company received 250,000 common shares at $0.34 per share for a total of $85,000 and 100,000 common shares at $0.37 per share for a total of $37,000 from New Cantech under the terms of the agreement on the BYC project in Inner Mongolia. The aggregate value of these shares at the date of issue ($122,000) has been recorded as an exploration cost recovery.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

3.

Mineral Interests (continued)

The direct costs and management fees occurred on the BYC project in the first quarter of 2005 totalled $27,420, which amount was subsequently received from New Cantech (see note 12c).

4.

Equipment

	March 31, 2005
		Accumulated	Net book
	Cost	Amortization	value

Computer equipment	$116,837	$85,182	$31,655
Leasehold improvements	31,424	28,825	$2,599
Mining equipment	208,081	182,353	$25,728
Motor vehicles	175,262	70,556	$104,706
Office equipment and furniture	109,803	82,893	$26,910
	$641,407	$449,809	$191,598

	December 31, 2004
		Accumulated	Net book
	Cost	Amortization	value

Computer equipment	$115,126	$83,280	$31,846
Leasehold improvements	31,424	28,536	$2,888
Mining equipment	208,081	180,548	$27,533
Motor vehicles	175,262	67,728	$107,534
Office equipment and furniture	108,433	81,865	$26,568
	$638,326	$441,957	$196,369

5.

Non-Controlling Interest

The non-controlling interest represents the interest of minority shareholders in Minco Silver Corporation based on the amount of their investment (see Note 6e) adjusted for income or losses from operations since the date of their investment.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

	Shares	Amount
Balance, December 31, 2003	27,614,029	19,201,871
Shares issued for the conversion of convertible debenture and accrued interest	1,461,750	-
Stock options exercised ranging from $0.20 to $0.55 per share, including $35,703 contributed surplus attributed to stock-based compensation recognized	718,333	285,173
Share purchase warrants exercised at $0.40 per share	1,490,857	596,343
Private placement at $1.40 per share less $546,000 for share issuance costs	3,571,428	4,454,000
Share purchase warrants exercised at $0.60 to $1.70 per share	187,500	263,750
Balance, December 31, 2004	35,043,897	$ 24,801,137
Stock options exercised ranging from $0.20 to $0.50 per share, including $ 26,538 contributed surplus attributed to stock-based compensation	266,033	114,744
Share purchase warrants exercised at $0.60 per share	250,000	150,000
Balance, March 31, 2005	35,559,930	$ 25,065,881

As at March 31, 2005, 2,991,322 (2003 – 2,991,322) of the shares issued are held in escrow; their release is subject to the direction of the regulatory authorities.

In 2003, the Company completed a $580,000 convertible debenture financing. The debenture accrued interest at 10% per year and matured in five years. The debenture was convertible into 1,451,500 common shares at $0.40 per share and the interest into 10,250 common shares at $1.80 per share. In January 2004, the debenture and accrued interest were converted to 1,461,750 common shares.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

On October 19, 2004, the Company completed a non-brokered private placement of 3,571,428 units priced at $1.40 per unit with each unit consisting of one common share and one-half of one common share purchase warrant (“Warrant”). Each whole warrant is exercisable by the holder at any time for a period of twenty four months from the date of closing to acquire one common share at a price of $1.70. The Company applied the residual approach and allocated the total proceeds of $5 million to the common shares and $nil to warrants. The Company issued 250,000 broker options exercisable at $1.40 per share in connection with this offering.

(b)

Share Purchase Warrants and Broker Options

A summary of the status of share purchase warrants and broker options granted by the Company is as follows:

	Number of Warrants	Weighted Average	Number of Broker	Weighted Average
		Exercise	Options	Exercise
		Price		Price
Outstanding at December 31, 2003	4,229,700	$ 1.26	-	$ -
Issued	1,785,714	1.70	250,000	1.40
Exercised	(1,678,357)	0.68	-	-
Expired	(262,419)	1.80	-	-
Outstanding at December 31, 2004	4,074,638	1.76	250,000	1.40
Issued	-	-	-	-
Exercised	(250,000)	0.60	-	-
Expired	-	-	-	-
Outstanding at March 31, 2005	3,824,638	$ 1.83	250,000	$ 1.40

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

Share purchase warrants and broker options outstanding as at March 31, 2005:

Number of Warrants	Exercise Price	Expiry Date

302,000	$0.60	July 21, 2005
1,874,424	$2.15	December 8, 2005
1,648,214	$1.40	October 14, 2006
3,824,638

Broker Options	Exercise Price	Expiry Date

250,000	$1.40	April 14, 2006

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2003	$ 179,528
Cumulative effect of a change in accounting policy on stock-based compensation (Note 2)	154,300
2004 stock-based compensation	505,932
Transfer to share capital on exercise of stock options	(35,703)
Balance at December 31, 2004	$ 804,057
2005 stock-based compensation	170,249
Transfer to share capital on exercise of stock options	(26,538)
Balance at March 31, 2005	$ 947,768

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

(d)

Stock Options

The Company may grant options to the Company’s directors, officers, employees and service providers under the Company’s stock option plans.  On June 8, 2004, the shareholders of the Company approved the amendments to its 1998 Stock Option Plan.  The maximum number of common shares reserved for issuance has increased from 4,074,024 common shares to 5,979,226 common shares.  A summary of the status of options granted by the Company is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2003	3,319,000	$ 0.53
Granted	1,010,000	$ 1.64
Exercised	(718,333)	$ 0.35
Expired / cancelled / forfeited	(126,667)	$ 0.74
Options outstanding at December 31, 2004	3,484,000	$ 0.88
Granted	-	$ -
Exercised	(266,033)	$ 0.51
Expired / cancelled / forfeited	(100,000)	$ 1.50
Options outstanding at March 31, 2005	3,117,967	$ 0.89

The weighted-average fair value of the option granted during the period ended March 31, 2005 was $0.79.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.20 - $1.00	2,007,967	1.47	$0.44	2,230,665	$0.44
$1.01 - $2.00	1,110,000	2.80	$1.72	356,667	$1.92
	3,117,967	1.94	$0.91	2,587,332	$0.65

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

(e)

Minco Silver Special Warrants

In 2004, Minco Silver issued 6,000,000 special warrants at $0.50 each for gross proceeds of $3,000,000. Each special warrant entitles the holder without payment of any additional consideration to receive one common share of Minco Silver. Upon completion of a prospectus qualifying the special warrants, Minco Silver will have 20,000,000 common shares issued and outstanding. The net proceeds from the Offering will be used to fund exploration and development activities on the Fuwan Silver property, acquisition of further silver dominant mineral properties in China and for general corporate purposes. See note 12(e).

7.

Related Party Transactions

(a)

The Company paid or accrued the following amounts to its directors or corporations controlled by its directors:

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004

Exploration costs	$ 33,840	$ 21,420
Management fees	-	893
Property investigation	9,760	8,287
	$ 43,600	$ 30,600

(b)

Accounts payable of nil (2004 - $79,986) are due to a director of the Company.

(c)

Receivables of $40,348 (2004 - $306,605) are due from two companies related by a common director. $34,549 was subsequently received.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

8.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets and operating loss is as follows:

	January 1 to March 31, 2005	January 1 to March 31, 2004
Assets
Canada	$ 9,648,826	$ 3,171,349
China	3,072,569	3,714,771
	$ 12,721,395	$ 6,886,120

Operating Loss
Canada	$ (604,710)	$ (563,594)
China	(61,812)	(15,597)
	(666,522)	(579,191)

9.

Commitments

(a)

The Company has commitments in respect of office leases requiring minimum payments of $454,828, as follows:

2005	177,424
2006	207,537
2007	69,867
$ 454,828

The Company has entered into sub-lease agreements for a portion of its leased premises.

(b)

The Company is committed to payments of up to $1,587,302 in respect of mineral property development.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

9.

Commitments (continued)

(c)

The Teck-Cominco Agreements

The Company entered into agreements with Teck Cominco Limited. “Teck Cominco”), of Vancouver, B.C., Canada on February 19, 1996 and February 20, 1996, respectively (collectively the “Teck-Cominco Agreements”). Pursuant to the terms of the Teck-Cominco Agreements, Teck Cominco has an ongoing right of first offer on the disposition of Minco’s interests until April 2007.

10.

Financial Instruments

Fair value - The fair value of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximates their carrying value due to the short-term nature of these financial instruments. The fair value of temporary investments is equivalent to market value, although temporary investments are carried at the lower of cost or market value.

Exchange risk - The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk - The Company is exposed to interest rate risk on its short-term investments, but this risk relates only to investments held to fund future activities and does not affect the Company’s operating activities.

Credit risk - The Company places its temporary investment funds into government and bank debt securities and is subject to minimal credit risk with regard to temporary investments.  The Company has few debts and so is subject to minimal credit risk on borrowings.

11.

Subsequent Events

a)

On April 7, 2005, Minco China received three Reconnaissance Survey Exploration Permits from the Ministry of Land and Resources on silver properties as follows:

a) Guanhuatang silver and multi-metals property

b) Luoke-Jilinggang silver and multi-metals property

c) Guyegang-Sanyatang silver and multi-metals property

These properties are located around the area of the Fuwan silver property. Minco China has undertaken this work on behalf of Minco Silver and these properties will be assigned to Minco Silver.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

b)

On April 22, 2005, the Department of Land and Resources of Guangdong Province approved the transfer of the Exploration Permit for Reconnaissance Survey on the Fuwan silver property to the Company. The further approval for the above title transfer from the Ministry of Land and Resource is currently in process. The Fuwan silver property has been assigned to Minco Silver.

c)

On May 3, 2005, New Cantech reimbursed $27,420 to the Company to cover the direct costs and the management fees on BYC project in the first quarter of 2005.  On May 9, 2005, New Cantech issued 100,000 common shares to the Company at $0.21 per share for a value of $21,000.

d)

Subsequent to March 31, 2005, the Company issued 150,000 common shares at $0.38 per share for the amount of $57,000 pursuant to the exercise of stock options; and issued 31,428 common shares at $0.60 per share for the amount of $18,856 pursuant to the exercise of share purchase warrants.

e)

In May 2005, Minco Silver completed the sale of 4,276,000 special warrants at a price of $1.25 each, for gross proceeds of $5,345,000. Of this amount, $2,345,000 was raised on a brokered basis and $3,000,000 was raised by the Minco Silver on a non-brokered basis. Each special warrant entitles the holder to be issued one common share of Minco Silver during the period ending the earlier of (i) May 9, 2006; and (ii) the fifth day after a receipt is issued for the prospectus qualifying the conversion of the special warrants. If Minco Silver fails to obtain receipt for the prospectus by November 9, 2005, the holder of each special warrant will be entitled to receive 1.2 shares. Minco Silver will pay a cash commission of 8% of the gross proceeds raised on the brokered portion of the placement plus an underwriting fee of $15,000.

In connection with this offering, Minco Silver issued options to its broker entitling the holder to receive share purchase warrants allowing the broker to purchase up to 187,600 common shares for a term of 18 months following the closing of the initial public offering under the prospectus, exercisable at a price of $1.25 per common share during the first 12 months of the term and a price of $1.50 per common share during the last six months of the term.

Following these transactions, the Company’s ownership interest in Minco Silver will decrease from 70% to 57%.

12.

Comparative Figures

Certain 2004 comparative figures have been reclassified to conform to the financial statement presentation adopted for 2005.